Exhibit 5(e)

July 10, 2007

NeoStem, Inc.

420 Lexington Avenue

Suite 450

New York, NY  10107

Re:                             Registration Statement on Form SB-2 under the Securities

Act of 1933, as amended

Ladies and Gentlemen:

We have acted as counsel for NeoStem, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form SB-2, as amended (File No. 333-142923) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, relating to the issuance and sale by the Company of up to 1,270,000 Units, with each Unit consisting of one (1) share of common stock (the “Shares”), par value $.001 per share (“Common Stock”), of the Company plus a warrant to purchase an additional one-half share of Common Stock of the Company.  There are 635,000 Shares (the “Warrant Shares”) which are issuable upon exercise of the warrants included as part of the Units, substantially in the form filed as Exhibit 4(b) to the Registration Statement (collectively, the “Warrants”).

We understand that the Units are to be sold by Mercer Capital, Ltd. (the “Underwriters”) to the public as described in the Registration Statement and pursuant to an underwriting agreement to be entered into among the Company and the Underwriters, substantially in the form to be filed as Exhibit 1(a) to the Registration Statement (the “Underwriting Agreement”).

In connection with this opinion, we have examined the Registration Statement.  We have also examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.  We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

June 10, 2007

Based on the foregoing, and subject to the limitations set forth herein, we are of the opinion that:

1.             the issuance and sale of the Units, and the Common Stock and the Warrants included therein, has been duly authorized and, when issued and sold in the manner described in the Registration Statement and in accordance with the Underwriting Agreement, the Units, and the Common Stock and Warrants included therein, will be validly issued, fully paid and nonassessable; and

2.             the Warrant Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Warrants (including the due payment of any exercise price therefor specified in the Warrants), will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of New Jersey and the General Corporation Law of Delaware.  Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER PC
Lowenstein Sandler PC